Scott A. Canute
Lilly Corporate Center
Indianapolis, Indiana 46285



Securities and Exchange Commission
Washington, D.C. 20549


Authorization Regarding Reporting Forms


I hereby authorize and designate the following persons to sign and file with the Commission on my behalf Forms 4 and 5 covering my transactions and holdings in the common stock and other equity securities of Eli Lilly and Company as required by Section 16 of the Securities Exchange Act of 1934 and the rules thereunder:


	Robert A. Armitage, Lilly Corporate Center, Indianapolis, Indiana Alecia A. DeCoudreaux, Lilly Corporate Center, Indianapolis, Indiana James B. Lootens, Lilly Corporate Center, Indianapolis, Indiana Bronwen L. Mantlo, Lilly Corporate Center, Indianapolis, Indiana

This authorization and designation shall remain in effect until a written revocation is signed by me and provided to the Commission.



					Scott A. Canute


August 22, 2004